Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Regulation A offering statement of our audit report dated October 13, 2023 with respect to the balance sheet of Smartmetric, Inc. as of June 30, 2023, and June 30, 2022 and the related statements of operations, changes in shareholders’ deficit, and cash flows for each of the years then ended June 30, 2023, and June 30, 2022, and the related notes (collectively referred to as the “financial statements”).

/s/ Victor Mokuolu, CPA PLLC

PCAOB ID: 6771

Houston, Texas

October 19, 2023